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                                                           OMB APPROVAL
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------                                            OMB Number:          3235-0287
FORM 4                                            Expires:      January 31, 2005
------                                            Estimated average burden
                                                  hours per response ....... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

   Bogue                             Donna
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   (Last)                            (First)                       (Middle)

   3819 Osuna NE
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                                     (Street)

   Albuquerque                        NM                            87109
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   (City)                            (State)                        (Zip)
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2. Issuer Name and Ticker or Trading Symbol
      LPTH

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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Year
    August 2002

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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)
   [ ] Director                          [ ] 10% Owner
   [ X] Officer (give title below)        [ ] Other (specify below)

   CFO
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7. Individual or Joint/Group Filing (Check applicable line)
   [x] Form filed by One Reporting Person
   [ ] Form filed by More Than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

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                                          |             |             |                  | Amount   |          |
                                          |             |             |                  | of       |          |
                                          |             |             |   Securities     | Secur-   |          | Nature
                                          |             |             |   Acquired (A)   | ities    | Owner-   | of
                                          |             |             |   or Disposed    | Bene-    | ship     | Indirect
                                          |             |             |   of (D) (Instr. | ficially | Form:    | Bene-
                                          |             | Transaction |   3, 4 and 5)    | Owned at | Direct   | ficial
                                          |             | Code        | ---------------- | End      | (D) or   | Owner-
                                          | Transaction | (Instr. 8)  |       |(A)|      | of Month | Indirect | ship
Title of Security                         | Date        | ----------- | Amount|or |Price | (Instr.  | (I)      | (Instr.
(Instr. 3)                                | (mm/dd/yy)  | Code  |  V  |       |(D)|      | 3 and 4) | (Instr.4)|  4)
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   Class A common stock (1)                     08/01/02      A     V    28,400  A   $0.57     28,400      D
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   Class A common stock (2)                      7/1/02       D     V    10,130  D
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       1) Restrick Stock Award which vests over 2 to 4 years.
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       2) RSA forfeited
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
                                  Page 2 of 3

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                     |       |        |       |Number   |                 |             |       | Number  |Owner-|
                     |       |        |       |of       |                 |             |       | of      |ship  |
                     |       |        |       |Deriv-   |                 |Title and    |       | Deriv-  |of    |
                     |Conver-|        |       |ative    |                 |Amount of    |       | ative   |Deriv-|
                     |sion   |        |       |Secur-   |                 |Underlying   |       | Secur-  |ative |Nature
                     |of     |        |       |ities    |                 |Securities   |       | ities   |Secur-|of
                     |Exer-  |        |       |Acquired |Date             |(Instr. 3    |Price  | Bene-   |ity:  |In-
                     |cise   |        |Trans- |(A) or   |Exercisable and  |and 4)       |of     | ficially|Direct|direct
                     |Price  |Trans-  |action |Disposed |Expiration Date  |-------------|Deriv- | Owned   |(D) or|Bene-
                     |of     |action  |Code   |of(D)    |(Month/Day/Year) |      |Amount|ative  | at End  |In-   |ficial
Title of             |Deriv- |Date    |(Instr.|(Instr.3,|-----------------|      |or    |Secur- | of      |direct|Owner-
Derivative           |ative  |(Month/ |8)     |4 and 5) |Date    | Expira-|      |Number|ity    | Month   |(I)   |ship
Security             |Secur- |Day/    |------ |-------- |Exer-   | tion   |      |of    |(Instr.| (Instr. |(Instr|(Instr.
(Instr. 3)           |ity    |Year)   |Code|V |(A) | (D)|cisable | Date   |Title |Shares|5)     | 4)      |4)    |4)
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 Stock Option (3)      7.625   8/1/02   D   V        2500  8/21/98  8/07   Common  2500                     D
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 Stock Option (3)      11.63   8/1/02   D   V       16000  1/3/02   1/12   Common  16000                    D

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Stock Option  (3)      16.59   8/1/02   D   V       25000  4/14/01  4/11   Common  25000         48,500     D


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3) Option cancelled.



Explanation of Responses:

/s/ Donna Bogue                                               8/30/02
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**Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays
a currently valid OMB Number.                                   Page 3 of 3